UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5 )*
                                            -----

                          New Horizons Worldwide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    645526104
                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 10 pages

                                       13G
CUSIP No.         645526104                        Page 2 of 10 Pages
                  ------------------------


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            Not Applicable                                 (a) []

                                                           (b) []
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
     NUMBER OF
      SHARES                       1,415,000
   BENEFICIALLY               --------------------------------------------------
     OWNED BY            6    SHARED VOTING POWER
       EACH
    REPORTING                     0
   PERSON WITH                --------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                                  1,415,000
                              --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,415,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

           IA
--------------------------------------------------------------------------------

                                       13G
CUSIP No.         645526104                               Page 3 of 10 Pages
                  ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            Not Applicable                                  (a) []

                                                            (b) []
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
     NUMBER OF
      SHARES                      0
   BENEFICIALLY               --------------------------------------------------
     OWNED BY            6    SHARED VOTING POWER
      EACH
    REPORTING                     1,415,000
   PERSON WITH                --------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                                  0
                              --------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                                  1,415,000

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,415,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5 %
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

Item 1(a)        Name of Issuer:

                          New Horizons Worldwide, Inc.


Item 1(b)        Address of Issuer's Principal Executive Offices:

                          1900 S. State College Blvd., Suite 200
                          Anaheim, CA 92806


Item 2(a)        Name of Person Filing:

                          Columbia Wanger Asset Management, L.P.
                             ("WAM")
                          WAM Acquisition GP, Inc., the general
                             partner of WAM ("WAM GP")


Item 2(b)        Address of Principal Business Office:

                          WAM, WAM GP and Acorn are each located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606


Item 2(c)        Citizenship:

                          WAM is a Delaware  limited  partnership and;
                          WAM GP is a Delaware corporation.


Item 2(d)        Title of Class of Securities:

                          Common Stock


Item 2(e)        CUSIP Number:

                          645526104


Item 3           Type of Person:

                          (a)     WAM   is   an   Investment   Adviser
                                  registered  under section 203 of the
                                  Investment Advisers Act of 1940; WAM
                                  GP is  the  General  Partner  of the
                                  Investment Adviser.



                               Page 4 of 10 pages

Item 4           Ownership (at December 31, 2005):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         (i)  WAM:           1,415,000
                         (ii) WAM GP:        1,415,000

                    (b)  Percent of class:

                         (i)   WAM:          13.5 %
                         (ii) WAM GP:        13.5 %

                    (c)  Number of shares as to which such person has:

                         (1)  sole power to vote or to direct the vote:

                              (i)  WAM:           1,415,000
                              (ii) WAM GP:        0


                         (2)  shared power to vote or to direct the vote:

                              (i)  WAM:           0
                              (ii) WAM GP:        1,415,000

                         (3)  sole power to dispose or to direct the
                              disposition of:

                              (i) WAM:            1,415,000
                              (ii) WAM GP:        0

                         (4)  shared power to dispose or to direct
                              disposition of:

                              (i)  WAM:           0
                              (ii) WAM GP:        1,415,000


Item 5           Ownership of Five Percent or Less of a Class:

                         Not Applicable


                               Page 5 of 10 Pages

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                    (a) The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 9.8% shares of the Issuer's shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                         Not Applicable


Item 8           Identification and Classification of Members of the Group:

                         Not Applicable


Item 9           Notice of Dissolution of Group:

                         Not Applicable


Item 10          Certification:

                         By signing below I certify that, to the best of my
                    knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                 Disclaimer

                         In accordance with Rule 13d-4 of the Securities
                    Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are beneficial owners of such securities.


                               Page 6 of 10 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2006


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:    /s/ Bruce H. Lauer
                                       ----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                                    Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.


                               Page 8 of 10 Pages

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  February 13, 2006


                             WAM Acquisition GP, Inc.
                                 for itself and as general partner of
                                 COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                             By:    /s/ Bruce H. Lauer
                                  ---------------------------------------------
                                        Bruce H. Lauer
                                        Senior Vice President and Secretary




                             COLUMBIA ACORN TRUST



                             By:    /s/ Bruce H. Lauer
                                  -------------------------------- ------------
                                        Bruce H. Lauer
                                        Vice President, Treasurer and Secretary




                               Page 9 of 10 pages